EXHIBIT 99.3
ANALOG DEVICES, INC.
AMENDMENT TO EMPLOYEE RETENTION AGREEMENT
     Amendment dated as of October 22, 2007 (“Amendment”) to the Employee Retention Agreement dated as of January 16, 1989 (the “Retention Agreement”) between Analog Devices, Inc. (the “Company”) and Jerald G. Fishman (the “Executive”).
     WHEREAS, the parties desire to amend the Retention Agreement to reflect changes required by final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and also to reflect the provisions of the Long-Term Retention Agreement of the even date herewith between the Company and the Executive.
     NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, the parties agree as follows:
1.	Section 5(c)(i) of the Retention Agreement is amended to delete the provisions of clause (B) so that it shall read in its entirety as follows:
“(i) the Company shall pay to you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due.”
2.	Section 5(c)(iii) of the Retention Agreement is amended by the addition of the following proviso at the end thereof:
“; provided, however that (i) you must incur such expenses during the Term of the Agreement or thereafter and before the date on which the statute of limitations has expired, including any extensions, with respect to any claims arising in connection with such termination or the payment or provision or failure to pay or provide any rights or benefits under this Agreement, (ii) such reimbursement must be made no later than the end of the calendar year following the taxable year in which the expense is incurred, (iii) the expenses eligible for reimbursement under this provision may not affect the amount of such expenses eligible for reimbursement in any other taxable year, and (iv) you may not cash out the right to this reimbursement or exchange it for another benefit.”
3. Section 5(c)(iv) of the Retention Agreement is amended by adding the following language at the end of the sentence that would otherwise end with the words “Notice of Termination”:
“either by paying the cost of your continued participation in the Company’s health benefit plans or the cost of comparable health benefits to those you previously received under the Company health benefit plans, from other sources, if such continued

participation cannot be provided by the Company for the entire period, or, with respect to life, disability and accident benefits the Company previously provided for you, by paying you a lump sum, within 30 days, which is equal to the estimated cost to you of obtaining those benefits to the extent they are available on a commercially reasonable basis, as determined by the Company, in good faith.”
4.	Section 5(d) of the Retention Agreement is restated in its entirety to read as follows:
“(d) Any benefits you receive under this Agreement will be treated, as applicable, as part of the “Payments” covered by Section 3(b) of the Long-Term Retention Agreement entered into by you and Company, dated October 22, 2007, for purposes of the “Section 4999 Gross-Up Payment” as defined in such agreement.”
5.	Section 6(a) of the Retention Agreement is amended by adding the following proviso at the end of the second full sentence:
“; provided that such payments will only be made if the date on which the succession becomes effective would be considered the date of (i) a change in the ownership of the Company as defined in Treasury Regulation Section 1.409A-3(i)(5)(v), (ii) a change in effective control of the Company as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi), or (iii) a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii), as amended or supplemented from time to time.”
6.	The following new Section 9 shall be added to the Retention Agreement:
“9. Section 409A.
(a) Benefits provided under this Agreement, except as provided in Section 6(a), shall only be made on a “separation from service” with the Company as defined in Section 409A of the Code. If, as of the date of such separation from service, you are a “specified employee” within the meaning of Section 409A of the Code, then each payment or benefit due under this Agreement that would, absent this provision be paid within the six-month period following such “separation from service” shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, on your death). Such delayed payments will be credited with interest at the annual prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of the “separation from service,” compounded daily, for the period beginning on the date each such payment or benefit would have paid during that six month period and ending on the date of such payment. Such interest payment will be paid within five business days of the end of such six month period.
(b) This Agreement has been amended to comply with the provisions of Section 409A of the Code, and final Treasury regulations and guidance issued thereunder. It shall be interpreted and construed in accordance with that intention.”
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     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed, all as of the day and year first above written.

/s/ Jerald G. Fishman
Jerald G. Fishman

ANALOG DEVICES, INC.
By:	/s/ James Champy
Name:	James Champy
Title:	Chairman of the Compensation Committee

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